Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 2 to the Registration Statement (Form S-3 File No. 333-106976) and related Prospectus of Maverick Tube Corporation for the registration of $120,000,000 aggregate principal amount of its 4.00% Convertible Senior Subordinated Notes due 2033 (the "Notes") and shares of its common stock issuable upon conversion of the Notes and to the incorporation by reference therein of our report dated February 3, 2003 (except for Note 18, as to which the date is February 19, 2003), with respect to the consolidated financial statements and schedule of Maverick Tube Corporation incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.



We also consent to the incorporation by reference in this Registration Statement of our reports dated November 19, 2002 and June 28, 2002, with respect to the financial statements of the Pipe & Conduit Business of the LTV Corporation included in Maverick Tube Corporation's Current Report (Form 8-K/A) dated February 11, 2003, filed the Securities and Exchange Commission.



                                             /s/ Ernst & Young LLP



    St. Louis, Missouri
    December 18, 2003